Exhibit 10.2

IMS HEALTH INCORPORATED

Long-Term Incentive Program

Designation of                 Performance Period, Performance Goal

And Award Opportunities

In furtherance of Section 4 of the Long-Term Incentive Program (the “Program”), for the period January 1,                 through December 31,                 (the “                Performance Period”) the Performance Goal, Award Opportunities, and participation shall be as set forth in this Designation.  Terms used in this Designation have the meanings defined in the Program.

Part I.                                    Performance Goal and Award Opportunities

(a)                                  For the                 Performance Period, the Performance Goal shall be a blended goal weighted 50% based on revenues of the Company and 50% based on operating income.  The Award Opportunity earnable by each Participant shall range from 0% to 200% of the Participant’s target Award Opportunity, and shall relate to the Performance Goal as set forth in (i) through (iii) below:

(i)            Performance Goal.  The “Performance Goal” table for the                 Performance Period shall be as follows (subject to Section 4(c) of the Program) (numbers in millions of U.S. dollars, except Payout Percentages):

Performance	Floor	Downside Minimum	Downside Cliff	Target	Upside Potential	Maximum
Revenue
Payout Percentage
Operating Income
Payout Percentage

The Committee may adjust the components of the Performance Goal specified above at any time, provided that, in the case of a Covered Employee, the level of any element of the Performance Goal as adjusted shall be not less than the Downside Minimum level specified for that element of the Performance Goal as set forth in the above Table.  Thus, for purposes of Section 162(m), the Performance Goal shall be deemed to be the Downside Minimum level of performance which shall authorize the Committee to award up to the Maximum level of payout, with any specification of a different Performance Goal permitted hereunder in respect of a Covered Employee representing an exercise of negative discretion decreasing the payouts that otherwise would be authorized for achievement of such minimum levels of performance.

(ii)           Award Opportunities Earned For Performance.  Award opportunities shall be deemed earned at the end of the Performance Period as follows:  First, the Committee shall determine the level of achievement of the revenue component of the Performance Goal and the operating income component of the Performance Goal, and for each the corresponding “Component Payout Percentages.”  (Example:  Revenue at target has a Component Payout Percentage of 100%.)  For component performance between any two performance levels (e.g., between “Downside Minimum” and “Downside Cliff”), the Component Payout Percentage will be interpolated.  For performance at the “Floor” level, the Component Payout Percentage will be zero, and for performance above the Upside Maximum, the Component Payout Percentage will be 200%.  Second, the “Final Payout Percentage” will be determined as the sum of 50% of the Component Payout Percentage for revenues and 50% of the Component Payout Percentage for operating income.  Third, the Participant’s target Award Opportunity will be deemed earned at the Final Payout Percentage.  Any portion of the Award Opportunity not earned will be canceled.

(iii)          Adjustments to Performance Goal.  The Committee may determine in its discretion to adjust the Performance Goal, and each component thereof, as specified in (i) above and shall adjust the components of the Performance Goal to eliminate the positive and negative effects of extraordinary items and of major acquisitions and to eliminate the effects of variation in foreign currency exchange rates from the rates used in developing Company revenues and operating income budgets for          , provided that no such adjustment is authorized or may be made with respect to a Covered Employee if and to the extent that such authorization or adjustment would cause the Performance Goal not to meet the applicable requirements of Treasury Regulation 1.162-27(e)(2) under the Code.

Part II.                    Denomination of Award Opportunity

Subject to the terms of the Plans and the Program, 50% of the Award Opportunity of each Participant shall be denominated in Restricted Stock Units and 50% of such Award Opportunity shall be denominated in cash.  For this purpose, a Restricted Stock Unit, if earned, may only be settled by issuance or delivery of a Share.  The number of Restricted Stock Units earnable by a Participant for Target performance shall equal the dollar amount of 50% of his or her Target Award Opportunity divided by $               , which represents the average closing price per Share over the final 20 trading days of                .  For performance other than Target performance, the number of Restricted Stock Units (as distinguished from the initial dollar value of the Restricted Stock Units) and the dollar amount of the cash-denominated portion of the Award Opportunity will each be multiplied by the applicable Final Payout Percentage under Part I (ii) above to determine the amount of the Award Opportunity earned.  The cash-denominated Award Opportunity, if earned, may be settled by payment of cash or unrestricted Shares.

Part III.   Stated Vesting Schedule and Settlement

Subject to the terms of the Plans and the Program, any of the cash-denominated portion of a Participant’s Award Opportunity deemed earned for the                 Performance Period shall become vested in full at December 31,                 if the Participant remains employed by the Company or a Subsidiary through that date, and any of the Restricted Stock Units portion of the Award Opportunity deemed earned for the                 Performance Period shall become vested in full at December 31,                 if the Participant remains employed by the Company or a Subsidiary through that date.  Subject to any permitted deferrals under the Plans and the Program, each portion of the Participant’s Award shall be settled as promptly as practicable upon such portion becoming vested.

Part IV.   Participants and Target Award Opportunities

The names of the Participants in the Program for the                 Performance Period, and the target Award Opportunity of each, are set forth in Schedule I (as such Schedule may from time to time be revised or supplemented).  Award Opportunities granted to any such Participant who is, at any time during                , an executive officer of the Company and Shares that may be issued or delivered in settlement of such Participants’ Awards shall be governed by and drawn from the ESIP, and Award Opportunities granted to other Participants and Shares that may be issued or delivered in settlement of such Participants’ Awards shall be governed by and drawn from the 2000 Plan (but, if such Shares are no longer available under the 2000 Plan, the Shares instead shall be drawn from the ESIP).  The foregoing notwithstanding, the Chief Executive Officer of the Company may modify or cancel any Award Opportunity or Award granted to any Participant in order to comply with local laws or customs in any jurisdiction other than the United States, or to avoid undue administrative expense with respect to such foreign jurisdiction, and may designate a Participant whose participation would otherwise be governed by the 2000 Plan as instead to be governed by the ESIP.